As filed with the Securities and Exchange Commission on June 24, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Veracyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5455398 (I.R.S. Employer Identification No.)

7000 Shoreline Court, Suite 250 South San Francisco, California (Address of Principal Executive Offices)	94080 (Zip Code)

Veracyte, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Bonnie H. Anderson

President and Chief Executive Officer

7000 Shoreline Court, Suite 250
South San Francisco, California

(Name and address agent for service)

(650) 243-6300

(Telephone number, including area code, of agent for service)

Copies to:

Stanton D. Wong Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Flr. San Francisco, California 94111 (415) 983-1000 (415) 983-1200 facsimile	Gabriella A. Lombardi Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4500 (650) 233-4545 facsimile	Julie A. Brooks Executive Vice President, General Counsel and Secretary Veracyte, Inc. 7000 Shoreline Court, Suite 250 South San Francisco, California 94080 (650) 243-6300 (650) 243-6301 facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	750,000	$9.77	$7,327,500	$852
(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Veracyte, Inc. Employee Stock Purchase Plan (“ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on June 22, 2015. Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014.

(b)         The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

(c)          The Registrant’s Current Reports on Form 8-K filed with the Commission on September 14, 2014 (as amended on November 6, 2014, December 10, 2014 and May 21, 2015), January 12, 2015, March 5, 2015, March 13, 2015, March 31, 2015, April 7, 2015, April 24, 2015, May 1, 2015 and May 19, 2015.

(d)         The description of the Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed on October 28, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the personal liability of its directors for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware, or the DGCL. Consequently, the Registrant’s directors will not be personally liable to the

Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that it is required to indemnify its directors, in each case to the fullest extent permitted by the DGCL. The Registrant’s bylaws also provide that it shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of the DGCL. The Registrant has entered into agreements to indemnify its directors and the Registrant expects to continue to enter into agreements to indemnify its directors. Prior to the closing of the Registrant’s initial public offering, it plans to amend and restate its indemnification agreements with its directors and to enter into similar agreements with each of its officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of the Registrant’s directors in any action or proceeding.

The limitation of liability and indemnification provisions in the Registrant’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

EXHIBITS

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.   Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, State of California, on the 24th day of June, 2015.

VERACYTE, INC.

By	/s/ Bonnie H. Anderson
Bonnie H. Anderson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bonnie H. Anderson and Shelly D. Guyer and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bonnie H. Anderson	President and Chief Executive Officer (Principal	June 24, 2015
Bonnie H. Anderson	Executive Officer) and Director

/s/ Shelly D. Guyer	Chief Financial Officer (Principal Financial and	June 24, 2015
Shelly D. Guyer	Accounting Officer)

/s/ Brian G. Atwood	Director	June 24, 2015
Brian G. Atwood

/s/ John L. Bishop	Director	June 24, 2015
John L. Bishop

/s/ Fred E. Cohen	Director	June 24, 2015
Fred E. Cohen, M.D., D.Phil.

/s/ Karin Eastham	Director	June 24, 2015
Karin Eastham

/s/ Robert S. Epstein	Director	June 24, 2015
Robert S. Epstein, M.D., M.S.

/s/ Evan Jones	Director	June 24, 2015
Evan Jones

/s/ Jesse I. Treu	Director	June 24, 2015
Jesse I. Treu, Ph.D.

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).